Exhibit 99.1

Quarter-to-Date

Sales Update

August 17, 2007

	July 2007
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	17%	Underlying growth of +10% on increases across all business segments. Currency +3%, acquisitions +2%, natural gas pass-thru +2%.
Merchant Gases	22%	Sales increased on higher demand and improved pricing across all regions. Currency +4% and acquisitions +6%.
Tonnage Gases	19%	Sales increased mainly due to new plants and higher loading. Higher natural gas pricing +7%, currency +2% and acquisitions +2%.
Electronics and Performance Materials	8%	Sales growth remains strong driven by
underlying industry growth. As expected,
strong Electronics Specialty Materials
sales were offset by weaker Equipment
sales. Performance Materials has
benefited from growth in all major
		product lines. Currency +1%
Healthcare	7%	Sales increased due to underlying strength in our European homecare business and currency +4%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.